Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is made this 28th day of January, 2011 (the “Effective Date”), by and between B2C Partnership, a Kansas general partnership (“Seller”), Brian Baalman, President and sole shareholder of BGB Inc., general partner of Seller and Sherri Baalman, President and sole shareholder of SLB Inc., general partner of Seller (collectively, “Shareholders”, and together with Seller, referred to as “Selling Parties”), and Western Plains Trucking, LLC, a Colorado limited liability company (“Buyer”).

PREMISES

A.                                   Seller owns certain long-haul trucks and trailers in connection with its trucking business.

B.                                     Seller desires to sell, transfer and convey the trucks and trailers identified on Exhibit A hereto and incorporated herein by reference (hereafter the “Assets”) to Buyer.  Buyer desires to purchase and acquire the Assets from Seller free and clear of all liens and any other form of encumbrances, under the terms more fully set forth below.

C.                                     Shareholders acknowledge each shall directly benefit in his or her individual capacity upon the sale of the Assets to Buyer.

NOW THEREFORE, in consideration of the promises, mutual understandings, and consideration contained herein, and for other good and valuable consideration, the parties agree as follows:

1.                                       Sale and Purchase of the Assets.

Seller agrees to sell, convey, and transfer to Buyer on the date of Closing, as set forth below and defined in this Agreement, the Assets, free and clear of all liens and encumbrances of any nature whatsoever.  All other assets of Seller are excluded from the transactions contemplated by this Agreement.  Buyer does not assume and shall have no responsibility for any liabilities or other obligations of, or claims now pending or asserted or threatened prior to the Closing against, the Seller, its owners, officers, directors or other representatives.

2.                                       Total Consideration.

Total consideration from Buyer to Seller for the assets in Section 1 of this Agreement to be purchased shall be One Million and No/100 Dollars ($1,000,000.00) (“Purchase Price”).

3.                                       Closing; Method of Payment; Allocation of Purchase Price.

a.                                       The date of Closing shall be January 28, 2011 or such other date agreed to by the parties in writing and the Closing shall take place at a location mutually agreeable to the parties.

b.                                      Buyer shall deliver to Seller at the Closing the Purchase Price in cash, certified check, wire transfer or other immediately available funds.

c.                                       Buyer and Seller agree to allocate the Purchase Price among the Assets as set forth in Schedule 3(c) attached hereto and incorporated herein by reference in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended.  Seller and Buyer shall report for tax and other relevant purposes (and shall defend in any audit or contest) the sale of the Assets in a manner consistent with such allocation.

4.                                       Employees.

Seller presently employs the employees listed on Exhibit B attached hereto and incorporated herein by reference (“Employees”) in connection with the operation of the Assets.  Buyer is not and shall not be obligated or required to employ or retain any of the Employees but shall have the option to do so.  At the Closing, each of the Employees shall tender his or her resignation to Seller and Seller shall accept the resignation of the Employees Buyer has decided to retain and Seller shall refuse the resignation of any such Employees Buyer has decided not to retain.  The Employees so retained by Buyer shall cease to be employees of Seller upon the Closing and no further compensation or benefits after the Closing Date shall be provided by Seller to them.  Subject to applicable laws, Buyer will have reasonable access to the personnel records for the purpose of preparing for and conducting employment interviews with all Employees.  Seller shall be responsible for (A) the payment of all wages and other remuneration due to Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; and (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of Employee Retirement Income Security Act of 1974 (“ERISA”).  Seller shall be liable for any claims made or incurred by Employees and their beneficiaries that accrued prior to the Closing Date under any of Seller’s employee benefit plans.  Buyer shall not have any responsibility, liability or obligation, whether to active Employees, former Employees, their beneficiaries or to any other Person, with respect to any Plans or any other employee benefit, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

5.                                       Noncompetition and Nonsolicitation.

a.                                       For a period of three (3) years from the date of Closing (the “Restricted Period”), neither Seller nor Shareholders (collectively, “Restricted Parties”) shall directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any person engaged in or planning to become engaged in the business of hauling distillers grains (“Competing Business”) that is located within a fifty (50) mile radius of the Buyer’s principal business office, or any future location from which Buyer may operate during the Restricted Period.

b.                                      During the Restricted Period, the Restricted Parties shall not, directly or indirectly: (i) solicit the business of any person who is a customer or was a customer of

Buyer; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller within the year preceding the date of Closing to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer (in connection with a Competing Business) or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

c.                                       If a final judgment of a court determines that any term or provision contained in Section 5(a) or 5(b) above is invalid or unenforceable in whole or in part, then the parties agree that the court will have the power to reduce the scope, delete specific words or phrases or replace any invalid or unenforceable term or provision with a term or provision that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 5(c) is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.  This Section 5(c) shall survive the Closing.

6.                                       Risk of Loss.

Except as otherwise provided herein, Seller shall bear the risk of loss or damage to the Assets to the date of Closing.  After Closing, Buyer shall bear such risk.

7.                                       Representations and Warranties of Seller.

Seller and Shareholders hereby represent and warrant to Buyer as follows:

a.                                       Authority of Seller.    Seller is a duly formed and validly existing Kansas general partnership with full power and authority to enter into this Agreement, and to consummate the transactions contemplated by this Agreement, by and through the authorized representative executing this Agreement in its name.

b.                                      Title to Assets.    Seller has good and marketable title to the Assets being transferred to Buyer and will take, and as of the Closing will have taken, all necessary steps to transfer the assets to Buyer free and clear of all liens and any other encumbrances.

c.                                       No Violation.    Seller has full legal right and power, corporate or otherwise, to enter into, execute and deliver this Agreement and perform fully its obligations hereunder.  Neither the execution and delivery of this Agreement nor the performance by Seller of any of its obligations hereunder, or the consummation of the transactions contemplated hereby, will violate any agreement to which Seller is a party.

d.                                      Seller’s Ongoing Operations.    Between the date of this Agreement and the date of Closing, Seller shall not create or suffer to be created any new liens or other encumbrances on the Assets, or enter into any contracts or other agreements that would have the effect of encumbering the title to the Assets or impairing Seller’s ability or authority to consummate the transactions contemplated by this Agreement.

e.                                       Compliance with Laws; Legal Proceedings.    Seller has complied with all applicable federal, state, and local laws and regulations applicable to the Assets and related operations, and no claim, action, suit, proceeding, investigation or notice has been filed or commenced against Seller alleging any failure so to comply.  There is no claim, action, suit, proceeding or investigation pending before any court or government agency or threatened against or relating to Seller, its business or assets, or its owner(s), officer(s) or director(s), that would prevent or impair Seller’s right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

f.                                         Fraudulent Conveyance.    Seller is not selling or transferring assets pursuant to this Agreement for the purpose of delaying or defrauding any present or future creditors.  Seller is currently not insolvent nor in a condition of financial difficulty.  The execution of this Agreement and the transaction contemplated herein will not result in the Seller’s insolvency or place the Seller in a position of financial difficulty.  Seller acknowledges that Seller is receiving  reasonably equivalent value for the assets being conveyed pursuant to this Agreement.

g.                                      Insurance.  Schedule 7(g) sets forth an accurate and complete list and description of all insurance policies, including the period(s) of coverage, currently owned or maintained by Seller in connection with the ownership and operation of the Assets.  Each such insurance policy is or was in full force and effect during the period(s) of coverage and Seller has not received notice of cancellation with respect to any such current insurance policy.  Except as set forth on Schedule 7(g), there are no claims that are pending under any such insurance policy.

h.                                      Disclosure.    The representations and warranties made by Seller in this Section 7 do not contain any untrue statement of material fact, or omit to state any material fact required to make the statements contained therein (in light of the circumstances in which the statements are made) not misleading.

8.                                       Representations and Warranties of Buyer.

Buyer represents, warrants, and agrees as follows:

a.                                       Authority of Buyer.    Buyer is a duly formed and validly existing Colorado limited liability company with full power and authority to enter into this Agreement, and to consummate the transactions contemplated by this Agreement, by and through the officer executing this Agreement in its name.

b.                                      No Violation.    Buyer has full legal right and power, corporate or otherwise, to enter into, execute and deliver this Agreement and perform fully its obligations hereunder.  This Agreement will create valid and legally binding obligations of Buyer in accordance with its terms.

9.                                       Buyer’s Condition Precedent to Close.

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, on and as of the date of Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

a.                                       All of Seller’s representations and warranties in this Agreement shall be true and correct in all material respects on and as of the date of Closing as though such representations and warranties were made on and as of that date.

b.                                      Seller shall have performed and complied in all material respects with all material terms, conditions, and covenants required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

c.                                       Between execution of this Agreement and the Closing, there shall be no material adverse change in the title to the Assets.

d.                                      Seller shall have received all consents and authorizations in substance and in form satisfactory to Buyer that are required to validly sell, assign and transfer the Assets to Buyer.

e.                                       Seller shall deliver to Buyer at Closing a bill of sale in the form attached hereto as Exhibit C and any other assignments, certificates of title, documents and other instruments of transfer as may be reasonably requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel executed by Seller.

10.                                 Further Assurance Covenant.

The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereunder.  The parties expressly agree that this covenant shall survive the Closing.

11.                                 Default.

In the event that either Buyer or Seller fail to perform any of the obligations in this agreement, the non-defaulting party, upon giving ten (10) days prior written notice of his or its intention to do so, may declare this Agreement terminated, and shall be entitled to seek recovery of damages permitted under this Agreement or at law.  Nothing contained in this Agreement shall be construed to prevent an action for specific performance by the non-defaulting party under this Agreement.  Should litigation be instituted by either party in the case of default, the prevailing party shall be entitled to its costs and reasonable attorney’s fees incurred as a result of such litigation.

12.                                 Indemnification.

a.                                       Seller and Shareholders hereby agree to jointly and severally indemnify and hold harmless Buyer, its parent, subsidiaries, affiliates, officers, directors, members, managers, stockholders, employees, representatives, agents, counsel, successors and assigns from and against any and all actions, claims, damages, losses, liabilities, costs or expenses, including reasonable attorneys’ fees, interest, penalties, and court costs and expenses arising out of or in connection with (i) any breach of the representations and warranties made by Seller herein or any document delivered by Seller pursuant to this Agreement; (ii) any breach of any covenant or obligation of Seller in this Agreement or in any document delivered by Seller pursuant to this Agreement; or (iii) Seller’s ownership, use and control of the Assets prior to the date of Closing.

b.                                      Buyer hereby agrees to indemnify and hold harmless Selling Parties, its affiliates, officers, directors, stockholders, employees, representatives, agents, counsel, successors, heirs and assigns from and against any and all actions, claims, damages, losses, liabilities, costs or expenses, including reasonable attorneys’ fees, interest, penalties, and court costs and expenses arising out of or in connection with (i) any breach of the representations and warranties made by Buyer herein or any document delivered by Buyer pursuant to this Agreement; (ii) any breach of any covenant or obligation of Buyer in this Agreement or in any document delivered by Buyer pursuant to this Agreement; or (iii) Buyer’s ownership, use and control of the Assets after the date of Closing.

13.                                 Right of First Offer.

a.                                       Subject to the terms and conditions contained in this Section 13, the Buyer hereby grants to Seller the right of first offer to purchase the Assets in the event Buyer contemplates a sale of any such Assets within (5) years following the Closing.

b.                                      In the event Buyer proposes to sell any of the Assets listed on Exhibit A, it shall give Seller written notice of its intention, describing the particular asset and the price and terms upon which the Buyer proposes to sell the same.  Seller shall have 15 days from the date of receipt of any such notice to agree to purchase the asset for the price and upon the terms specified in the notice, by giving written notice to the Buyer.  If after such 15 day notice period Buyer has not received notice of Seller’s exercise of its right of first offer, Buyer may commence with sale of the Assets to any third party.  Upon exercise of its right of first offer hereunder, the closing of the purchase of the Assets with respect to which such right has been exercised shall take place within 30 days after Seller gives notice of such exercise, which period of time shall be extended in order to comply with applicable laws and regulations.  Upon exercise of such right of first offer, Buyer and Seller shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

c.                                       This Section 13 shall survive the Closing.

14.                                 Notice.

All written notices required to be given under this Agreement shall be deemed given upon depositing such notice in the United States mail, registered or certified, postage prepaid, or upon being faxed, and addressed as shown below, or to another address designated by a party by previous written notice of a change of address:

If to Seller:

B2C Partnership

Attn: Brian and Sheri Baalman

HC 1 Box 62

Menlo, KS. 67753

with a copy to:

If to Buyer:

Western Plains Trucking, LLC

Attn:  Steven McNinch

3022 County Road 18

Oakley, KS 67748

Fax:                           (785) 672-4494

with a copy to:

David Babiarz, Esq.

Dufford & Brown, P.C.

1700 Broadway, Suite 1700

Denver, CO  80290

Fax:                           303-832-3804

15.                                 Headings and Captions.

The headings throughout this Agreement are for convenience and reference only and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

16.                                 Assignment.

This Agreement, and the rights and obligations contained herein, shall be assignable by either party only upon the written consent of the other party hereto, which shall not be unreasonably withheld.

17.                                 Survival of Warranties.  All representations, warranties and covenants contained in this Agreement shall survive and be enforceable following consummation of the transaction contemplated in this Agreement.

18.                                 Time of Essence.

The parties acknowledge that time is of the essence in the performance of obligations specified herein.

19.                                 Benefit.

This Agreement shall be binding upon and inure to the benefit of the successors, heirs, legal representatives, and assigns of the parties hereto.

20.                                 Modification.

This Agreement constitutes the entire agreement between the parties and the provisions hereof may be modified only by written instrument signed by the parties.

21.                                 No Waiver.

No waiver, express or implied, of any breach hereunder shall be deemed a continuing waiver or as a consent to any subsequent breach.

22.                                 Attorneys’ Fees.

If any party shall bring an action to enforce any provision of this Agreement, the prevailing party shall be entitled to recover all costs of such action, including reasonable attorneys’ fees.

23.                                 Applicable Law.

This Agreement is made, signed, and delivered in, and shall be construed pursuant to, the laws of the State of Colorado.

24.                                 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed a duplicate original.  Faxed, e-mailed or otherwise electronically transmitted signatures shall be effective for purposes of executing this Agreement; provided that a party, at the other party’s request, will promptly re-execute this Agreement in original form and deliver the same to such other party.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SELLER:

B2C PARTNERSHIP, a Kansas general partnership

By: BGB INC., a Kansas corporation, its general partner

	By:	/s/ Brian Baalman
	Name:	Brian Baalman
	Title:	President

By: SLB INC., a Kansas corporation, its general partner

	By:	/s/ Sherri Baalman
	Name:	Sherri Baalman
	Title:	President

BUYER:

WESTERN PLAINS TRUCKING, LLC
a Colorado limited liability company

By:	/s/ Steven McNinch
Name:	Steven McNinch
Title:	Manager